Exhibit 10.1

January 12, 2005

Charles Alvarez

Senior Vice President, Finance and Administration, and Chief Financial Officer

Verisity Ltd.

331 East Evelyn Avenue

Mountain View, CA 94041

Re: Severance Benefits Agreement

Dear Charlie,

This letter constitutes the Severance Benefits Agreement between you (“Executive”) and Verisity Ltd. (the “Company”). Please confirm your acceptance of these terms by signing below and returning the original to me.

Compensation Upon Termination

In the event that the Company or Verisity Design, Inc. terminates Executive’s employment for “Cause” (as defined below), Executive will be entitled to only: (i) the compensation provided for in his original employment agreement for the period of time ending with the date of termination; (ii) compensation for any unused vacation that Executive may have accrued, as well as all earned benefits, up to and including the date of termination; (iii) “COBRA” benefits to the extent required by applicable law; and (iv) reimbursement for such expenses as Executive may have properly incurred on behalf of the Company prior to the date of termination.

In the event that either (i) the Company or Verisity Design, Inc. (or any “Successor Entity” as that term is defined below) terminates Executive’s employment without “Cause,” or (ii) Executive voluntarily terminates employment with the Company or Verisity Design, Inc. or any Successor Entity following any “Constructive Termination Event” (as defined below), then in addition to the amounts payable above, Executive will be entitled to receive (i) payments earned prior to his termination, and (ii) a severance payment in an amount equal to the sum of the aggregate base salary and the amount of the Target Bonus, whether or not such Target Bonus would have otherwise been payable to Executive by the Company, for the 12-month period following the effective date of such termination. In either case, the Company’s obligation to pay any severance payment to Executive will be expressly conditioned upon the execution by Executive and delivery by him to the Company and Verisity Design, Inc. of a general release and waiver of all claims (employment-related and otherwise) against the Company and Verisity Design, Inc. and their affiliates as well as their respective officers, directors, employees, and agents and covenant not to sue any such party in connection with such released claims, in reasonable form provided by the Company.

Termination of Employment

Subject to the payment to Executive of the applicable severance payment described in this Agreement, if any, either party may terminate Executive’s employment relationship for any reason, with or without Cause. The Company will have the right to terminate Executive’s employment for Cause at any time effective upon its providing written notice to Executive of the facts and circumstances constituting such Cause.

Definitions

For purposes of this Agreement, “Cause” means the occurrence of one or more of the following: (i) the commission by Executive of any act materially detrimental to the Company or Verisity Design, Inc., including fraud, embezzlement, theft, bad faith, gross negligence, dishonesty, recklessness or willful misconduct; (ii) repeated failure or refusal to perform the lawful instructions of, or duties as may be assigned to Executive as Chief Financial Officer of the Company by its Board of Directors from time to time or as may be assigned to Executive as Chief Financial Officer of Verisity Design, Inc. by its Board of Directors; (iii) any state, federal or other (e.g., foreign) conviction, including but not limited to a plea of nolo contendere to a felony charge; (iv) any material misrepresentation by Executive to the Company or Verisity Design, Inc. regarding the operation or status of the Company or Verisity Design, Inc. or any material aspect of their business; (v) any disclosure by Executive of any material confidential information; (vi) any violation by Executive of any of the Company’s policies, practices or procedures; or (vii) breach of any covenant of this Agreement.

For purposes of this Agreement, the term “Successor Entity” means a corporation or other entity that acquires all or substantially all of the assets of the Company and/or of Verisity Design, Inc., or which is the surviving or parent entity resulting from Change of Control Transaction, as that term is defined below. For the purposes hereof, the term “Change of Control Transaction” means (a) the sale of all or substantially all of the assets of the Company and /or Verisity Design, Inc. to any person or entity that, prior to such sale, did not control, was not under common control with, or was not controlled by the Company or Verisity Design, Inc., or (b) a merger or consolidation or other reorganization in which the Company or Verisity Design, Inc. is not the surviving entity or becomes owned entirely by another entity, unless at least fifty percent (50%) of the outstanding voting securities of the surviving or parent corporation, as the case may be, immediately following such transaction are beneficially held by such persons and entities in the same proportions as such persons and entities beneficially held the outstanding voting securities of the Company or of Verisity Design, Inc. immediately prior to such transaction, or (c) the sale or other change of beneficial ownership of the outstanding voting securities of the Company or of Verisity Design, Inc. such that any person or “group” as that term is defined under the Exchange Act becomes the beneficial owner of more than 50% of the outstanding voting securities of the Company or Verisity Design, Inc.

For purposes of this agreement, “Constructive Termination Event” means and includes: (i) any notice or decision by the Board of Directors of the Company (or, in the event of a Change of Control Transaction, of any Successor Entity) that you will no longer serve in the capacity of Chief Financial Officer of the Company (or Chief Financial Officer of such Successor); (ii) any notice or decision by the Board of Directors of Verisity Design, Inc. (or any successor) that you will no longer serve in the capacity of Chief Financial Officer of Verisity Design, Inc. (or such successor); or (iii) any relocation of your principal place of employment, to a location outside of either Santa Clara County, San Mateo County, the City and County of San Francisco, Marin County, Sonoma County, Napa County, Solano County, Contra Costa County or Alameda County.

For purposes of this agreement, “Target Bonus” means, for the fiscal year in which you terminate employment with the Company (or any Successor Entity), the targeted annual bonus established for by you the Company’s Board of Directors for such year.

Limitation on Payments

The payments set forth in this Agreement will fully discharge all responsibilities of the Company and Verisity Design, Inc. to Executive under this Agreement or relating to or arising out of the termination of Executive’s employment.

In the event that the severance and other benefits provided to Executive under this section would (i) constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Service Code of 1986,1 as amended (the “Code”) and (ii) but for the above, such Severance Payments (together with any other “parachute payments” made to the Executive hereunder or under any other agreement with the Executive) would be subject to the excise tax imposed by Section 4999 of the Code, then such Severance Payments under this section shall be either:

(a)	payable in full, reduced only by the tax cost, if any, to the Company as a result of any loss of any deduction under Section 280G of the Code with respect to the Severance Payment; or

(b)	payable in such lesser amount which would result in no portion of such Severance Payments being subject to excise tax under Section 4999 of the Code,

whichever of the foregoing amounts, taking into account the applicable federal, state, and local income taxes and the excise tax imposed by Section 4999, results in the receipt by Executive on an after-tax basis, of the greatest amount of payments under this section. Unless the Company and Executive otherwise agree in writing, any determination required under this agreement shall be made in writing by independent public accountants agreed to by the Company and Executive (the “Accountants”), whose determination shall be conclusive and binding upon Executive and the Company for all purposes. For purposes of making the calculations required by this agreement, the Accountants may make reasonable assumptions and approximations concerning applicable taxes (of both the Executive and the Company) and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and Executive shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under the agreement. The Company and the Executive will equally share all costs the Accountants may reasonably incur in connection with any calculations contemplated by this agreement. As long as the Company has not registered any of its securities under the Securities Act of 1933, as amended, and is not required to file any reports under the Securities Exchange Act of 1934, as amended, it will use its bet efforts to seek shareholder approval of the Severance Payments to be made to Executive hereunder.

Miscellaneous

California law will govern this Severance Benefits Agreement. In the event a court of competent jurisdiction deems any provision of this Agreement to be unenforceable, such provision will be deemed amended to the extent necessary to comply with such law, and the remaining provisions of this Agreement will remain in full force and effect.

This Agreement constitutes the final and complete expression of the agreement between the parties with respect to the subject matters covered. This Agreement replaces and supersedes any prior or contemporaneous negotiations, understandings, obligations, or contracts, whether written or oral, between the parties respecting the subject matters covered. Except as provided in the paragraph immediately above, this Agreement may not be modified except by a written agreement for that express purpose signed by both parties.

In the event it becomes necessary for either party to initiate legal action or any other proceeding to enforce, defend or construe such party’s rights or obligations under this Agreement, the prevailing party will be entitled to its reasonable costs and expenses, including attorneys’ fees, incurred in connection with such action or proceeding.

Nothing contained in this agreement conveys upon you the right to continue to be employed by the Company, Verisity Design, Inc. or any successor, constitutes a contract or agreement of employment or restricts the Company’s, Verisity Design, Inc.’s or any successor’s right to terminate you at any time, with or without Cause.

VERISITY LTD.

/s/ Moshe Gavrielov	Dated: 1/12/05
Moshe Gavrielov
Chief Executive Officer
Verisity Ltd.

/s/ Charles Alvarez	1/12/05
Charles Alvarez

I AGREE TO THE ABOVE.

Chief Financial Officer,

Vice President Finance & Administration